UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2015

WHOLE FOODS MARKET, INC.

(Exact name of registrant as specified in its charter)

Texas	0-19797	74-1989366
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 Bowie Street, Austin, Texas	78703
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(512) 477-4455

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Credit Agreement

On November 2, 2015, Whole Foods Market, Inc. (the “Company”), as borrower, entered into a new credit facility (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as the administrative agent for itself and the other lenders identified in the Credit Agreement. The Credit Agreement provides for an unsecured revolving credit facility in the aggregate principal amount of $500 million, which may be increased from time to time by up to $250 million in the aggregate pursuant to an expansion feature set forth in the Credit Agreement. The Credit Agreement also provides for a letter of credit subfacility of up to $250 million and a swingline subfacility of up to $50 million.

The Credit Agreement is scheduled to mature, and the commitments thereunder will terminate, on November 2, 2020.

Under the Credit Agreement, Eurodollar borrowings bear interest at a variable rate equal to an adjusted London interbank offered rate (“Adjusted LIBO Rate”) for a one, two, three, or six month interest period, plus a margin between 1.125% to 1.750%. Other borrowings, including swingline loans, bear interest at a variable rate equal to the greatest of the Prime Rate, the Federal Funds Rate plus 0.5%, and the Adjusted LIBO Rate for a one-month interest period plus 1%, in each case plus a margin of 0.125% to 0.750%. For all borrowings, the applicable margin is based on the Company’s leverage ratio. Additionally, the Company will pay a commitment fee ranging from 0.125% to 0.300%, based on the Company’s leverage ratio, on the average daily amount of the undrawn commitments under the Credit Agreement payable in arrears at the end of each fiscal quarter.

Subject to certain exceptions, obligations under the Credit Agreement are guaranteed by the Company’s material domestic subsidiaries, which include but are not limited to each domestic subsidiary that contributes in excess of 5% of consolidated EBITDA. Additional subsidiaries will be required to guarantee the Credit Agreement, if the aggregate amount of the contribution to consolidated EBITDA of non-guarantor domestic subsidiaries exceeds 20%, or if a non-guarantor subsidiary guarantees other borrower secured debt.

The Credit Agreement requires the Company to maintain a total leverage ratio of not more than 3.00 to 1.00 as of the end of each fiscal quarter and a minimum coverage ratio of at least 1.50 to 1.00 as of the end of each fiscal quarter. In addition, the Credit Agreement includes customary representations and warranties, affirmative and negative covenants, and events of default. The restrictive covenants include customary limits on the circumstances under which the Company may incur additional indebtedness; make investments, loans or advances; grant or incur liens on assets; engage in mergers, consolidations, liquidations or dissolutions and dispose of assets (other than inventory); engage in transactions with affiliates; make acquisitions and dividend payments, and enter into certain restrictive agreements or prepay subordinated debt. If an event of default occurs, the administrative agent may and, at the request of the required lenders, shall take various actions, including the acceleration of amounts due under the Credit Agreement, termination of commitments thereunder, and requirement of cash collateral for letter of credit exposure and take all other actions permitted to be taken by under the Credit Agreement and the loan documents or permitted to a creditor at law or in equity.

In the ordinary course of their respective businesses, one or more of the lenders identified in the Credit Agreement, or their affiliates, have or may have various relationships with the Company and the Company’s subsidiaries involving the provision of a variety of financial services, including cash management, commercial banking, investment banking, trust or agency, foreign exchange, advisory or other financial services, for which they received, or will receive, customary fees and expenses.

On November 4, 2015, the Company issued a press release announcing, among other things, the execution of the Credit Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01.

Distribution Agreement

On October 30, 2015, Whole Foods Market Distribution, Inc. (“WFM Distribution”), a wholly-owned subsidiary of the Company, entered into a new Agreement for Distribution of Products (the “Distribution Agreement”) with United Natural Foods, Inc. (“UNFI”). The Distribution Agreement replaces WFM Distribution’s existing distribution agreement with UNFI dated as of September 26, 2006, as amended (the “Prior Distribution Agreement”), which was scheduled to terminate on September 26, 2020.

The Distribution Agreement relates to all products purchased by the Company’s operating subsidiaries (collectively, “Whole Foods Market”) from UNFI for sale in the Whole Foods Market’s continental United States locations (excluding products distributed by Albert’s Organics, Inc. and Tony’s Fine Foods, Inc., both wholly owned subsidiaries of UNFI, and products purchased by Whole Foods Market from UNFI’s manufacturing arms and retail divisions), and generally extends WFM Distribution’s current arrangement with UNFI until September 28, 2025.

The Distribution Agreement provides for certain pricing and other terms in the event that Whole Foods Market uses UNFI as its primary distributor, which requires that Whole Foods Market, in all of its regions within the continental United States, meets certain minimum purchase requirements in certain periods tied to, among other things, the region’s historical purchase volumes from UNFI and the percentage of the region’s purchases from UNFI in relation to its purchases from other wholesale natural grocery distributors.

Item 1.02 Termination of a Material Definitive Agreement.

As described under Item 1.01 above with regard to the Distribution Agreement, which is incorporated in this Item 1.02 by reference, in connection with the entry into the Distribution Agreement, the Prior Distribution Agreement terminated effective October 30, 2015. The Prior Distribution Agreement was scheduled to terminate on September 26, 2020 in accordance with its terms.

Item 2.02 Results of Operations and Financial Condition.

On November 4, 2015, the Company issued a press release announcing its results of operations for its fourth fiscal quarter ended September 27, 2015. A copy of the press release is furnished herewith as Exhibit 99.2.

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides information regarding Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), Adjusted EBITDA, Free Cash Flow and Return on Invested Capital (“ROIC”) in the press release as additional information about its operating results. These measures are not in accordance with, or an alternative to, GAAP. The Company’s management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses these measures for reviewing the financial results of the Company as well as a component of incentive compensation. The Company defines Adjusted EBITDA as EBITDA plus non-cash share-based payment expense and deferred rent. The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures. The Company defines ROIC as adjusted earnings divided by average invested capital. Invested capital reflects a trailing four-quarter average. The press release includes a tabular reconciliation of these non-GAAP financial measures to GAAP net income, which the Company believes to be the most directly comparable GAAP financial measure.

The information contained in this Item 2.02, including Exhibit 99.2 attached hereto, is being furnished and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. Furthermore, the information contained in this Item 2.02 or Exhibit 99.2 shall not be deemed to be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information with respect to the Credit Agreement contained in Item 1.01 above is hereby incorporated by reference in this Item 2.03.

Item 8.01 Other Events.

On November 4, 2015, the Company’s Board of Directors (the “Board”) declared a dividend of $0.135 per share, payable January 26, 2016, to our common stock shareholders of record at the close of business on January 15, 2016.

On November 4, 2015, the Board authorized a new share repurchase program whereby the Company may make up to $1 billion in stock purchases of outstanding shares of common stock of the Company (the “Common Stock”). Under the new share repurchase program, purchases can be made from time to time using a variety of methods, which may include open market purchases. The new repurchase program does not have an expiration date and the specific timing, price and size of purchases will depend on prevailing stock prices, general economic and market conditions, and other considerations. Purchases may be made through a Rule 10b5-1 plan pursuant to pre-determined metrics set forth in such plan. The Board’s authorization of the share repurchase program does not obligate the Company to acquire any particular amount of Common Stock, and the program may be suspended or discontinued at any time. Under the Company’s existing repurchase program, $0.3 billion in authority remained outstanding as of November 3, 2015.

On November 4, 2015, the Company issued a press release announcing, among other things, an increase in its quarterly dividend and a new share repurchase program, described above. A copy of the press release is filed herewith as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 8.01.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release dated November 4, 2015, regarding entry into the Credit Agreement with JPMorgan Chase Bank, N.A. dated November 2, 2015; the declaration of a quarterly cash dividend; and entry into a new share repurchase program.

99.2	Press release dated November 4, 2015, regarding financial results for the fourth fiscal quarter of 2015 (furnished pursuant to Item 2.02).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHOLE FOODS MARKET, INC.

	By:	/s/ Glenda Flanagan
Date: November 4, 2015	Name: Glenda Flanagan
Title: Executive Vice President and Chief Financial Officer